Exhibit 99.1

Energy Focus Announces Change in Executive Leadership

SOLON, Ohio, May 1, 2013 -- Energy Focus, Inc. (OTCQB: EFOI) today announced that Joseph Kaveski has stepped down as its Chief Executive Officer. The Board of Directors has appointed James Tu, previously non-executive Chairman of the Board, Executive Chairman. The Board has also appointed Eric Hilliard as President, a role he assumes in addition to his current role as Chief Operating Officer.

“While we have made continuing progress towards a number of business initiatives in the last few years, the Board decided that it is in the best interests of Energy Focus to make a leadership change,” said James Tu. “On behalf of the Board, I want to thank Joe for his dedication and wish him the best in his future endeavors.”

“I believe that Energy Focus has not only a strong portfolio of differentiating intellectual property in advanced LED lighting applications but also an extremely competitive portfolio of LED products today,” continued Mr. Tu. “We have an industry leading R&D team, experienced sales force in key distribution channels and global sourcing capability that together serve as a solid foundation for the Company to become a global leader in the LED lighting retrofit market, which itself is entering a multi-year period of explosive growth. I’m looking forward to working with our talented and dedicated staff to build Energy Focus into a strong organization, and accelerate the path of creating substantial value for the Company’s stakeholders.”

James Tu was appointed non-executive Chairman of the Board of Directors in December 2012. Mr. Tu is the Founder, Chief Executive Officer and Chief Investment Officer of 5 Elements Global Advisors, an investment advisory and management company focusing on investing in clean energy companies with breakthrough technologies and near-term profitability potential. He is also Co-Founder of Communal International Ltd., which is dedicated to assisting clean energy solutions companies access to global marketing, distribution, licensing, manufacturing and financing resources. Mr. Hilliard has served as the Company’s Chief Operating Officer and Vice President since joining Energy Focus in November 2006.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom. For more information, see our web site at www.energyfocusinc.com.

Media Contact:

Energy Focus, Inc.

Public Relations Office

(440) 715-1295

pr@energyfocusinc.com

Investor Contact:

Brion Tanous

CleanTech IR, Inc.

(310) 541-6824

btanous@cleantech-ir.com